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                                                             EXHIBIT EX-99.12(A)





                                     [DATE]


Board of Trustees
Nationwide Mutual Funds
1200 River Road
Conshohocken, PA  19428

         Re: PLAN OF REORGANIZATION, DATED AS OF THE ___ DAY OF ________, 2001 (THE "PLAN"), MADE by NATIONWIDE MUTUAL FUNDS (THE "TRUST") ON BEHALF OF NATIONWIDE LONG-TERM U.S. GOVERNMENT BOND FUND (THE "ACQUIRED FUND") AND NATIONWIDE INTERMEDIATE U.S. GOVERNMENT BOND FUND (THE "ACQUIRING FUND")
                  ------------------------------------------------------------


Ladies and Gentlemen:

         You have requested our opinion as to certain federal income tax consequences of the reorganization of the Acquired Fund, which consists of: (i) the acquisition by the Acquiring Fund of substantially all of the property, assets and goodwill, subject to the liabilities, of the Acquired Fund, in exchange solely for shares of beneficial interest, without par value, of the Acquiring Fund - Class A (the "Acquiring Fund Class A Shares"); shares of beneficial interest, without par value, of the Acquiring Fund - Class B (the "Acquiring Fund Class B Shares"); and shares of beneficial interest, without par value, of the Acquiring Fund - Class D (the "Acquiring Fund Class D Shares") (the Acquiring Fund Class A Shares, the Acquiring Fund Class B Shares and the Acquiring Fund Class D Shares are collectively referred to as the "Acquiring Fund Shares"); (ii) the distribution of (a) the Acquiring Fund Class A Shares to the holders of the Acquired Fund - Class A shares (the "Acquired Fund Class A Shares"), (b) the Acquiring Fund - Class B Shares to the holders of the Acquired Fund - Class B shares (the "Acquired Fund Class B Shares"), and (c) the Acquiring Fund Class D Shares to the holders of the Acquired Fund - Class D shares (the "Acquired Fund Class D Shares") (the Acquired Fund Class A Shares, the Acquired Fund Class B Shares and the Acquired Fund Class D Shares are collectively referred to as the "Acquired Fund Shares"), according to their respective interests in complete liquidation of the Acquired Fund; and (iii) the dissolution of the Acquired Fund as soon as practicable after the closing (the "Reorganization"), all upon and subject to the terms and conditions of the Plan.

         In rendering our opinion, we have reviewed and relied upon: (a) the Plan, dated ________ ___, 2001, made by the Trust on behalf of the Acquiring Fund and the Acquired Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on [DATE]; (c) certain representations concerning the Reorganization made to us, as of [DATE], by the Acquiring Fund and the Acquired Fund in a letter dated [DATE] (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes which we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.




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         For purposes of this opinion, we have assumed that the Acquired Fund, on the closing date of the Reorganization, satisfies, and following the closing date Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

         Based on the foregoing, and provided that the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Plan, and statements in the Representation Letter, it is our opinion that:

         1. The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund as provided for in the Plan in exchange for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.
         2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

         3. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders pursuant to the plan of liquidation of the Acquired Fund (in pursuance of the Plan) under
Section 361(c)(1) of the Code.

         4. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

         5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of such assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

         6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

         7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their shares in the Acquired Fund solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

         8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund will be the same as the basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

         9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset on the date of the Reorganization, pursuant to Section 1223(1) of the Code.

         10. The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury ("Treasury Regulations")) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

         Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present positions of the Internal Revenue Service (the "Service") as set forth in published




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revenue rulings and revenue procedures, present administrative positions of the
Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

         Our opinion is conditioned upon the performance by the Acquiring Fund and the Acquired Fund of their undertakings in the Plan and the Representation Letter.

         Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to any other transaction. In addition, no opinion is rendered regarding (i) whether either the Acquired Fund or the Acquiring Fund qualifies as a regulated investment company for federal income tax purposes, (ii) whether either the Acquired Fund or the Acquiring Fund satisfies (or is required to satisfy) the diversification requirements of Section 817(h) of the Code, and (v) whether variable annuity contract owners and variable life insurance policy holders who have allocated their assets to the Acquired Fund possess sufficient indicia of control over the investment to be regarded as the owner of such a contract for federal income tax purposes under the principles of Rev. Rul. 81-225, 1981-2 C.B. 12.

         This opinion is being rendered to the Acquiring Fund and the Acquired Fund, and may be relied upon only by such funds and the shareholders of each.



                                    Very truly yours,

                                    STRADLEY, RONON, STEVENS & YOUNG, LLP